PRESS RELEASE
FOR RELEASE JANUARY 25, 2013 AT 4:00 P.M.

For More Information Contact
Joseph J. Bouffard
(410) 248-9130
BCSB Bancorp, Inc.
Baltimore County Savings Bank

BCSB BANCORP, INC. REPORTS RESULTS FOR THE FIRST QUARTER ENDED
DECEMBER 31, 2012

BCSB Bancorp, Inc. (the “Company”) (NASDAQ: BCSB), the holding company for Baltimore County Savings Bank (the “Bank”) reported net income of $639,000 or $0.21 per basic share and $.20 per diluted share for the three months ended December 31, 2012, which represents the first quarter of its 2013 fiscal year. This compares to net income of $462,000 or $0.15 per basic and diluted share for the three months ended December 31, 2011.

During the three months ended December 31, 2012, earnings were favorably impacted primarily by higher net interest income and increased non-interest income as compared to the corresponding period during the prior fiscal year. Earnings were negatively affected by increased provision for loan losses as compared with the three months ended December 31, 2011.

The increase in net interest income during the three months ended December 31, 2012 as compared to the three months ended December 31, 2011 was primarily due to declining cost of funds on the deposit portfolio, partially offset by lower interest income from the Company’s loan portfolio, which declined by approximately $26 million during the twelve months ended December 31, 2012.

Non-interest income during the three months ended December 31, 2012 improved in comparison with the three months ended December 31, 2011 partly due to prepayment fees received as certain loans paid off prior to scheduled maturity. The Company also experienced increased commission income from sales of investment products during the current period.

The increase in loan loss provisions during the three months ended December 31, 2012 as compared to the prior year was directly related to declines is estimated realizable values of certain problem loans, primarily investor rental properties. The Company also experienced $0.5 million of net charge-offs during the three months ended December 31, 2012, primarily due to the transfer of a $1.5 million land acquisition and development loan to Foreclosed Real Estate, for which specific loan loss reserves had already been established. Specifically allocated loan loss reserves are charged-off as properties are foreclosed upon.

President and Chief Executive Officer Joseph J. Bouffard commented “Earnings continued to show improvement during the quarter ended December 31, 2012, as was also the case during our most recent fiscal year ended September 30, 2012. Our interest rate spread has improved and operating expenses remain manageable. Notable declines in nonperforming loans and Troubled Debt Restructurings have been achieved as we push hard to resolve problem assets. We remain focused on the Company’s earnings and asset quality with the ultimate goal of improved shareholder value.”

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors, including but not limited to real estate values, market conditions, the impact of interest rates on financing, local and national economic factors and the matters described in “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended September 30, 2012.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that results expressed herein will be achieved.

BCSB Bancorp, Inc.
Consolidated Statements of Financial Condition
(Unaudited)

	December 31,	September 30,
	2012	2012
	(Dollars in thousands)
ASSETS
Cash equivalents and time deposits	$59,370	$50,924
Investment Securities, available for sale	4,801	4,628
Loans Receivable, net	329,298	335,616
Mortgage-backed Securities, available for sale	209,018	213,563
Foreclosed Real Estate	3,370	1,674
Premises and Equipment, net	10,183	10,288
Bank Owned Life Insurance	17,007	16,869
Other Assets	10,966	11,537
Total Assets	$644,013	$645,099

LIABILITIES
Deposits	$563,992	$566,356
Junior Subordinated Debentures	17,011	17,011
Other Liabilities	7,395	6,593
Total Liabilities	588,398	589,960
Total Stockholders’ Equity	55,615	55,139
Total Liabilities & Stockholders’ Equity	$644,013	$645,099

Consolidated Statements of Operations
(Unaudited)

	Three Months ended December 31,
	2012	2011
	(Dollars in thousands except per share data)
Interest income	$6,598	$6,701
Interest expense	1,484	1,931
Net interest income	5,114	4,770
Provision for loan losses	500	300
Net interest income after provision for loan losses	4,614	4,470
Total non-interest income	665	544
Total non-interest expenses	4,267	4,315
Income before income tax expense	1,012	699
Income tax expense	373	237
Net income	$639	$462

Basic Earnings per Share	$0.21	$0.15

Diluted Earnings per Share	$0.20	$0.15

Summary of Financial Highlights
(Unaudited)

	Three Months ended December 31,
	2012	2011

Return on average assets (annualized)	0.40%	0.29%
Return on average equity (annualized)	4.61%	3.55%

Interest rate spread	3.36%	3.24%
Net interest margin	3.39%	3.26%

Efficiency ratio	73.8%	81.2%
Ratio of average interest earning assets/interest bearing liabilities	103.4%	102.0%

Tangible Book Value
(Unaudited)

	At December 31,	At September 30,	At December 31,
	2012	2012	2011

	(Dollars in thousands except per share data)

Tangible book value per common share:
Total stockholders’ equity	$55,615	$55,139	$52,154
Less: Intangible assets	(34)	(37)	(46)
Tangible common equity	$55,581	55,102	$52,108
Outstanding common shares	3,188,655	3,188,655	3,188,665

Tangible book value per common share (1)	$17.43	$17.28	$16.34

(1)
Tangible book value provides a measure of tangible equity on a per share basis. It is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States (“GAAP”) and, as such, is considered to be a non-GAAP financial measure. Management believes the presentation of Tangible book value per common share is meaningful supplemental information for shareholders. We calculate Tangible book value per common share by dividing tangible common equity by common shares outstanding, as of period end.

Allowance for Loan Losses
(Unaudited)
	Three Months ended December 31,
	2012	2011
	(Dollars in thousands)

Allowance at beginning of period	$5,470	$4,768
Provision for loan losses	500	300
Recoveries	23	12
Charge-offs	(505)	(16)
Allowance at end of period	$5,488	$5,064

Allowance for loan losses as a percentage of gross loans	1.64%	1.40%

Allowance for loan losses to nonperforming loans	37%	29%

Non-Performing Assets
(Unaudited)

	At December 31, 2012	At September 30, 2012	At December 31, 2011
	(Dollars in thousands)

Nonaccrual Loans:
Commercial	$5,914	$10,545	$9,070
Residential Real Estate (1)	3,447	2,600	6,968
Consumer	--	--	20
Total Nonaccrual Loans (2)	9,361	13,145	16,058
Accruing Troubled Debt Restructurings	5,493	6,647	1,133
Total Nonperforming Loans	14,854	19,792	17,191
Foreclosed Real Estate	3,370	1,674	1,275
Total Nonperforming Assets	$18,224	$21,466	$18,466

Nonperforming Loans to Loans Receivable	4.51%	5.90%	4.84%

Nonperforming Assets to Total Assets	2.83%	3.33%	2.87%

(1)	Includes residential owner occupied properties and residential rental investor properties.

(2)
Nonaccrual status denotes loans on which, in the opinion of management, the collection of additional interest is questionable.  Also included in this category at December 31, 2012 are $1.0 million in Troubled Debt Restructurings.  Reporting guidance requires disclosure of these loans as nonaccrual until the loans have performed according to the modified terms for a sustained period. As of December 31, 2012, the Company had a total of $6.5 million in Troubled Debt Restructurings of which $6.2 million are performing according to their restructured terms.